UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): September 1, 2016

ITT EDUCATIONAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13144	36-2061311
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

13000 North Meridian Street
Carmel, Indiana 46032-1404
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (317) 706-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                      Regulation FD Disclosure.

On September 1, 2016, Daniel Webster College (“DWC”), a postsecondary institution operated by ITT Educational Services, Inc. (the “Company”), received a letter (the “NEASC Letter”) from DWC’s accrediting commission, the Commission on Institutions of Higher Education of the New England Association of Schools and Colleges (“NEASC”).  The NEASC letter informs DWC that NEASC has reason to believe that DWC may not meet NEASC standards on Organization and Governance and Institutional Resources.  As a result, DWC must attend NEASC’s September 22, 2016 meeting to show cause why DWC’s accreditation should not be withdrawn.  As part of this process, NEASC has required DWC to submit a show-cause report by September 14, 2016, and specifies the information required to be included in the report.

The NEASC letter states NEASC has reason to believe that DWC may no longer meet the specified standards because of the extraordinary demands made by the U.S. Department of Education (the “ED”) of the Company, as outlined in the August 25, 2016 letter from the ED to the Company (the “ED Letter”) as described further in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on August 26, 2016.  The NEASC Letter acknowledges that the ED Letter was clear that the Title IV restriction for newly enrolled students does not apply to students at DWC, but that NEASC’s Executive Committee is concerned that if the Company cannot meet the ED’s requirements for surety, or is otherwise destabilized by not being able to award Title IV funds to new students, the result may put the finances and the continuation of DWC at risk.

DWC plans to comply with the NEASC request for a show-cause report and believes that it has met the NEASC accreditation standards.

Except for the historical information contained herein, the matters discussed herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based on the current expectations and beliefs of the company’s management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the failure of the company to fund the additional surety required by the ED; the failure of the company to be able to comply with the other requirements of the ED Letter; the failure of the company to provide the letter of credit required by the certain insurance companies; the cancellation of surety bonds required by certain state educational regulatory authorities; the failure of the company to show cause to ACICS’ satisfaction that the company’s institutions’ grants of accreditation should not be withdrawn or conditioned; the impact of adverse actions by the ED; the impact if the ED does not renew its recognition of ACICS; the failure of DWC to show cause to NEASC’s satisfaction that DWC’s grant of accreditation should not be withdrawn or conditioned; the action by the U.S. Securities and Exchange Commission against the company; the failure of the sale and leaseback of certain of the company’s real property to close; the issues or negative determinations related to the restatement of the company’s financial statements; the company’s failure to submit its 2013 audited financial statements and 2013 compliance audits with the ED by the due date; the impact of the consolidation of variable interest entities on the company and the regulations, requirements and obligations that it is subject to; the inability to obtain any required amendments or waivers of noncompliance with covenants under the company’s financing agreement; the company’s inability to remediate material weaknesses, or the discovery of additional material weaknesses, in the company’s internal control over financial reporting; the company’s exposure under its guarantees related to private student loan programs; the outcome of litigation, investigations and claims against the company; the failure of potential settlements to be approved and finalized on the terms proposed or initially agreed to; the effects of the cross-default provisions in the company’s financing agreement; changes in federal and state governmental laws and regulations with respect to education and accreditation standards, or the interpretation or enforcement of those laws and regulations, including, but not limited to, the level of government funding for, and the company’s eligibility to participate in, student financial aid programs utilized by the company’s students; business conditions in the postsecondary education industry and in the general economy; the company’s failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its campuses; the company’s ability to implement its growth strategies; the company’s ability to retain or attract qualified employees to execute its business and growth strategies; the company’s failure to maintain or renew required federal or state authorizations or accreditations of its campuses or programs of study; receptivity of students and employers to the company’s existing program offerings and new curricula; the company’s ability to repay moneys it has borrowed; the company’s ability to collect internally funded financing from its students; and other risks and uncertainties detailed from time to time in the company’s filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2016

ITT Educational Services, Inc.

By:	/s/ Rocco F. Tarasi, III
Name:	Rocco F. Tarasi, III
Title:	Executive Vice President, Chief
Financial Officer